EXHIBIT 99.1

CONTACT:	ICR, Inc. Rachel Schacter/Allison Malkin 203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES SECOND QUARTER RESULTS
~ Second Quarter Revenue of $145.6 Million and Operating Income of $18.2 Million ~
~ Maintains Full Year Guidance ~
~ Board Declares Quarterly Dividend ~

Paramus, NJ – August 27, 2015 -- Movado Group, Inc. (NYSE: MOV) today announced second quarter and six month results for the period ended July 31, 2015.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased with our second quarter results which included increased sales, expansion in gross margin and operating income above last year, despite a challenging retail environment and significant currency headwinds. Our Movado and licensed brands continue to outperform the overall watch category.”

“We believe we are well positioned for the second half of the year,” continued Mr. Grinberg. “We have a number of exciting new product introductions planned for the holiday season as we continue to drive innovation across our brand portfolio. We are expecting to deliver our first connected Movado timepiece during the fourth quarter and believe wearable technology represents a great opportunity for Movado Group. ”

There were no unusual items recorded during the second quarter of fiscal 2016. During the first quarter of fiscal 2016, the Company recorded a $2.7 million pre-tax charge, or $0.10 per diluted share, related to operating efficiency initiatives and other items in fiscal 2016. There were no unusual items recorded in the first half of fiscal 2015.

Second Quarter Fiscal 2016 (See attached table for GAAP and Non-GAAP measures)
—
Net sales increased 1.4% to $145.6 million compared to $143.6 million in the second quarter of fiscal 2015. Net sales on a constant dollar basis increased 6.1% compared to net sales in the second quarter of fiscal 2015.

—
Gross profit was $79.0 million, or 54.3% of sales, compared to $77.6 million, or 54.0% of sales, in the second quarter last year. The increase in gross margin percentage was due to channel and product mix, selective price increases and certain sourcing improvements, partially offset by the unfavorable impact of changes in foreign currency exchange rates.

—
Operating expenses increased $0.4 million, or 0.6%, to $60.8 million.  This increase was primarily the result of an increase in compensation and benefit expenses as well as higher marketing expenses, partially offset by the favorable impact of foreign currency exchange rates.

—	Operating income increased to $18.2 million, or 12.5% of net sales, compared to operating income of $17.2 million, or 12.0% of net sales, in the second quarter of fiscal 2015.
—
The Company recorded a tax provision of $6.1 million, which equates to an effective tax rate of 33.8%, compared to an effective tax rate of 28.7% in the second quarter of fiscal 2015. The increase in the effective tax rate was primarily due to not recognizing tax benefits on losses incurred by certain foreign operations.

—	Net income was $12.1 million, or $0.50 per diluted share, compared to $12.2 million, or $0.47 per diluted share, in the second quarter of fiscal 2015.

First Half Fiscal 2016 (See attached table for GAAP and Non-GAAP measures)
—
Net sales increased 0.6% to $266.0 million compared to $264.5 million in the first six months of fiscal 2015. Net sales on a constant dollar basis increased 5.6% compared to net sales in the first six months of fiscal 2015.

—
Gross profit was $141.5 million, or 53.2% of sales, compared to $142.8 million, or 54.0% of sales in the same period last year. Adjusted gross profit for the first six months of fiscal 2016, which excludes $0.7 million in charges related to operating efficiency initiatives and other items in the first quarter of fiscal 2016, was $142.2 million, or 53.4% of sales. The decline in adjusted gross margin percentage was primarily the result of the unfavorable impact of changes in foreign currency exchange rates partially offset by channel and product mix, selective price increases and certain sourcing improvements.

—
Operating expenses were $116.4 million as compared to $114.7 million in the first half of last year. For the first six months of fiscal 2016, adjusted operating expenses were $114.4 million, excluding $2.0 million of expenses related to operating efficiency initiatives and other items recorded in the first quarter. Operating expenses remained relatively flat due to the favorable impact of foreign currency exchange rates partially offset by an increase in compensation and benefit expenses as well as other higher miscellaneous operating costs.

—
Operating income was $25.1 million, or 9.4% of net sales, compared to operating income of $28.1 million, or 10.6% of net sales in the first six months of fiscal 2015. Adjusted operating income for the first half of fiscal 2016, excluding $2.7 million of expenses related to operating efficiency initiatives and other items recorded in the first quarter, was $27.8 million or 10.4% of net sales.

—
The Company recorded a tax provision in the first six months of fiscal 2016 of $9.2 million, which equates to an effective tax rate of 37.2% compared to an effective tax rate of 29.9% for the first six months of fiscal 2015. The adjusted effective tax rate for first half of fiscal 2016 was 34.1%.

—
Net income was $15.7 million, or $0.65 per diluted share, compared to $19.5 million, or $0.76 per diluted share, in the first six months of fiscal 2015. Adjusted net income for the first six months of fiscal 2016 was $18.2 million, or $0.75 per diluted share, excluding $2.5 million in expenses, net of tax, related to operating efficiency initiatives and other items in the first quarter of fiscal 2016.

Rick Coté, Vice Chairman and Chief Operating Officer, stated, “We delivered a solid second quarter driven by the successful execution of our growth and efficiency strategies by our team. The quarter saw the initial benefit of our selective price increases, operating efficiencies and sourcing improvements across our supply chain, which combined drove our gross margin expansion.  We continue to invest in our infrastructure and growth initiatives and believe our strategies will position us to achieve our goal of delivering sustainable profitable growth. While we are maintaining our guidance at this time, we do believe there is uncertainty in the global economic environment as we enter the second half of the year.”

Fiscal 2016 Guidance
The Company is maintaining its guidance for fiscal 2016. In fiscal 2016, the Company expects net sales to be in the range of $590 million to $600 million, gross margin percent to be approximately 53.5%, and operating income to increase to approximately $72.0 million to $75.0 million. The Company anticipates net income for fiscal 2016 to be in the range of approximately $48.5 million to $51.0 million, or $2.00 to $2.10 per diluted share, reflecting a 30.0% anticipated effective tax rate and reduced share count. The Company's guidance reflects its current outlook and does not take into account a potential worsening in the global economies in which it operates.  This guidance also assumes no further significant fluctuations from prevailing foreign currency exchange rates as well as no unusual items for fiscal 2016.

The Company also anticipates recording the remainder of the previously announced $3.0 million to $4.0 million pre-tax charge related to operating efficiency initiatives by the end of fiscal 2016, which is excluded from its guidance.

Quarterly Dividend and Share Repurchase Program
The Company also announced that on August 27, 2015, the Board of Directors approved the payment on September 22, 2015 of a cash dividend in the amount of $0.11 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on September 8, 2015.

During the second quarter of fiscal 2016, the Company repurchased approximately 613,000 shares under its share repurchase program. As of July 31, 2015, the Company had $24.0 million remaining under the $100.0 million share repurchase authorization.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, August 27th at 9:00 a.m. Eastern Time.  The conference call may be accessed by dialing 1-888-437-9445.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 27, 2015 until 11:59 p.m. ET on September 3, 2015 and can be accessed by dialing 1-877-870-5176 and entering replay pin number 6762180.

Movado Group, Inc. designs, sources, and distributes MOVADO®, EBEL®, CONCORD®, ESQ® Movado, COACH®, TOMMY HILFIGER®, HUGO BOSS®, JUICY COUTURE®, LACOSTE® and SCUDERIA FERRARI® watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted gross margin and adjusted operating expenses, which are relevant measures under GAAP, adjusted to eliminate a charge for the operating efficiency initiatives and other items.  The Company is also presenting adjusted operating income, which is operating income under GAAP, adjusted to eliminate a charge for the operating efficiency initiatives and other items.  The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which is net income, earnings per share and effective tax rate under GAAP adjusted to eliminate the after tax impact of the charge for the operating efficiency initiatives and other items.  The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations.  Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current year.  The Company believes this information is useful to investors to facilitate comparisons of operating results.  These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, the stability of the European Union and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation,  the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business outside the United States including, without limitation, import duties, tariffs, quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,

	2015	2014	2015	2014

Net sales	$145,569	$143,591	$266,030	$264,512

Cost of sales	66,531	65,985	124,543	121,755

Gross profit	79,038	77,606	141,487	142,757

Operating expenses	60,804	60,438	116,378	114,668

Operating income	18,234	17,168	25,109	28,089

Interest expense	(256)	(100)	(408)	(194)
Interest income	35	11	88	46

Income before income taxes	18,013	17,079	24,789	27,941

Provision for income taxes	6,080	4,909	9,216	8,342

Net income	11,933	12,170	15,573	19,599

Less: Net (loss) / income attributed to noncontrolling interests	(120)	19	(101)	83

Net income attributed to Movado Group, Inc.	$12,053	$12,151	$15,674	$19,516

Per Share Information:
Net income attributed to Movado Group, Inc.	$0.50	$0.47	$0.65	$0.76
Weighted diluted average shares outstanding	23,904	25,674	24,230	25,685

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported			% Change
	Three Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2015	2014

Total Net sales	145,569	143,591	1.4%	6.1%

	As Reported			% Change
	Six Months Ended		% Change	Constant
	July 31,		As Reported	Dollar

	2015	2014

Total Net sales	266,030	264,512	0.6%	5.6%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating Income	Pre-tax Income	Net Income	EPS
Three Months Ended July 31, 2015
As Reported (GAAP)	$145,569	$79,038	$18,234	$18,013	$12,053	$0.50

Three Months Ended July 31, 2014
As Reported (GAAP)	$143,591	$77,606	$17,168	$17,079	$12,151	$0.47

Six Months Ended July 31, 2015
As Reported (GAAP)	$266,030	$141,487	$25,109	$24,789	$15,674	$0.65
Operating Efficiency Initiatives and Other Items (1)		693	2,670	2,670	2,536	0.10
Adjusted Results (Non-GAAP)	$266,030	$142,180	$27,779	$27,459	$18,210	$0.75

Six Months Ended July 31, 2014
As Reported (GAAP)	$264,512	$142,757	$28,089	$27,941	$19,516	$0.76

(1)	Related to a charge for severance, occupancy expenses and the write-off of certain fixed assets.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 31,	July 31,
	2015	2015	2014
ASSETS

Cash and cash equivalents	$188,012	$199,852	$169,649
Trade receivables	80,818	74,106	91,214
Inventories	188,515	170,788	195,331
Other current assets	37,962	40,532	41,018
Total current assets	495,307	485,278	497,212

Property, plant and equipment, net	42,723	46,673	46,141
Deferred income taxes	13,625	13,550	14,604
Other non-current assets	38,356	37,522	33,486
Total assets	$590,011	$583,023	$591,443

LIABILITIES AND EQUITY

Accounts payable	$31,687	$27,767	$37,604
Accrued liabilities	38,182	30,933	40,334
Deferred and current income taxes payable	1,703	7,372	4,819
Total current liabilities	71,572	66,072	82,757

Loans payable to bank	40,000	-	-
Deferred and non-current income taxes payable	3,002	3,470	3,360
Other non-current liabilities	30,353	29,196	28,063
Noncontrolling interests	2,089	2,076	2,751
Shareholders' equity	442,995	482,209	474,512
Total liabilities and equity	$590,011	$583,023	$591,443

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 31,

	2015	2014
Cash flows from operating activities:
Net income	$15,573	$19,599
Depreciation and amortization	6,131	6,097
Other non-cash adjustments	3,364	3,363
Operating efficiency initiatives and other items	2,670	-
Changes in working capital	(25,748)	(34,317)
Changes in non-current assets and liabilities	584	(421)
Net cash provided by / (used in) operating activities	2,574	(5,679)

Cash flows from investing activities:
Capital expenditures	(3,668)	(4,294)
Proceeds from short-term investments	-	33,736
Other investing	(138)	275
Net cash (used in) / provided by investing activities	(3,806)	29,717

Cash flows from financing activities:
Proceeds from bank borrowings	50,000	-
Repayments of bank borrowings	(10,000)	-
Dividends paid	(5,239)	(5,059)
Stock repurchase	(39,129)	(7,684)
Other financing	(447)	1,312
Net cash (used in) financing activities	(4,815)	(11,431)

Effect of exchange rate changes on cash and cash equivalents	(5,793)	(617)
Net change in cash and cash equivalents	(11,840)	11,990
Cash and cash equivalents at beginning of year	199,852	157,659

Cash and cash equivalents at end of period	$188,012	$169,649